December 21, 2001

                                                                    Exhibit 99.1


Dear Investors and Analysts,

This update briefly discusses the expected financial performance of Delta Air Lines, Inc. (Delta) for the December 2001 quarter and a credit rating downgrade by Moody's Investors Service (Moody's).

Delta's financial performance continues to be materially affected by the terrorist attacks on the United States on September 11 and the aftermath of those events. Excluding the unusual items briefly discussed below, we expect to report a net loss in the range of $500 million in the December 2001 quarter.

Delta will record several unusual gains and charges in the December 2001 quarter. We will record unusual gains totaling approximately $370 million, after-tax, relating primarily to compensation under the Air Transportation Safety and System Stabilization Act and the sale of our equity interest in SkyWest Airlines. We will record unusual charges relating to our early retirement program to reduce employee staffing, the impairment of certain aircraft, the permanent closure of certain facilities and the discontinuance of certain capital projects. While the amount of these charges has not been finalized, we currently estimate our unusual after-tax charges will range from $550 to $700 million in the December 2001 quarter.

Delta's all-in fuel price for the December 2001 quarter is expected to be $0.61 per gallon. Capacity for the December 2001 quarter is expected to be down 12% from the December 2000 quarter. Capacity for the March 2002 quarter is expected to be down 11-13% from the March 2001 quarter. These capacity reductions are in addition to the approximately 3% reduced flight schedules in the December 2000 and March 2001 quarters, due to a job action by some Delta pilots.

On December 18, 2001, Moody's announced its downgrade of the credit ratings for two airlines, including its downgrade of the ratings for Delta's senior unsecured debt to Ba3 (from Ba2).

Delta expects to end the December 2001 quarter with a cash and/or near-term liquidity position of over $2.5 billion.

Sincerely,


Gail Grimmett
Managing Director - Investor Relations


Statements in this letter which are not historical facts, including statements about our estimates, expectations and beliefs for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a list of factors that could cause these differences, see the Form 8-K that we filed today. We have no current intention to update our forward-looking statements.